Exhibit 12

                         Continental Global Group, Inc.
                Computation of Ratio of Earnings to Fixed Charges

                        (In thousands, except for ratios)


                                                                       Years ended December 31
                                               2003             2002            2001            2000            1999
                                           ------------------------------------------------------------------------------

Computation of Earnings:
Loss before income taxes and accounting
   changes                                   $ (12,629)       $ (8,689)        $ (8,413)      $ (11,200)      $  (8,728)
Add:
   Interest expense (1)                         15,280          15,408           15,787          15,826          15,225
   Portion of rent expense
     representative of an interest
     factor                                        845             677              703             691             815
                                           ------------------------------------------------------------------------------

Earnings                                     $   3,496        $  7,396         $  8,077       $   5,317       $   7,312
                                           ==============================================================================

Computation of Fixed Charges:
   Interest expense                           $ 15,280        $ 15,408         $ 15,787       $  15,826        $ 15,225
   Portion of rent expense
     representative of an interest
     factor                                        845             677              703             691             815
                                           ------------------------------------------------------------------------------

Fixed Charges                                 $ 16,125        $ 16,085         $ 16,490       $  16,517        $ 16,040
                                           ==============================================================================

Ratio of Earnings to Fixed Charges                    - (2)           -  (3)           - (4)         -   (5)         -  (6)
                                           ==============================================================================

(1) Amortization of deferred financing costs of $520 is included in interest expense.

(2) Earnings were inadequate to cover fixed charges in the year ended December 31, 2003 by $12,629.

(3) Earnings were inadequate to cover fixed charges in the year ended December 31, 2002 by $8,689.

(4) Earnings were inadequate to cover fixed charges in the year ended December 31, 2001 by $8,413.

(5) Earnings were inadequate to cover fixed charges in the year ended December 31, 2000 by $11,200.

(6) Earnings were inadequate to cover fixed charges in the year ended December 31, 1999 by $8,728.